UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2020

Investar Holding Corporation
(Exact name of registrant as specified in its charter)

Louisiana	001-36522	27-1560715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10500 Coursey Boulevard
Baton Rouge, Louisiana 70816
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (225) 227-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value per share	ISTR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.02 Termination of a Material Definitive Agreement.
As previously disclosed, on December 19, 2019, Investar Holding Corporation, a Louisiana corporation (“Investar”), the holding company for Investar Bank, National Association (“Investar Bank”), entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Cheaha Financial Group, Inc. (“Cheaha”), the holding company for Cheaha Bank, an Alabama state-chartered bank, and High Point Acquisition, Inc., a Louisiana corporation and wholly-owned subsidiary of Investar. The Reorganization Agreement provided for the acquisition of Cheaha Bank by Investar by virtue of a series of merger transactions described therein.
After the close of business on June 30, 2020, Investar provided notice of termination of the Reorganization Agreement to Cheaha because the transactions contemplated by the Reorganization Agreement were not consummated by the close of business on June 30, 2020. Concurrently with the notice of termination, the related ancillary agreements, including without limitation the Agreement and Plan of Bank Merger, dated as of December 19, 2019, by and between Investar Bank and Cheaha Bank, were also terminated in accordance with their terms.
The termination of the Reorganization Agreement came in response to the unpredictable economic conditions resulting from the global health crisis caused by the COVID-19 pandemic, which made it impractical for Investar to complete the strategic transaction contemplated by the Reorganization Agreement. Neither Investar nor Cheaha will be required to pay the other party any termination fee under the terms of the Reorganization Agreement as a result of its termination.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTAR HOLDING CORPORATION

Date: July 1, 2020	By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer